Digital Power Corporation Announces the Acquisition of 8.8% of Telkoor Telecom Ltd.

Fremont, CA, June 20, 2011 – Digital Power Corporation (NYSE Amex: DPW) announced that it has acquired 1,136,666 shares of its largest shareholder, Telkoor Telecom Ltd. (”Telkoor”), for $0.88 per share, which represents 8.8% of the outstanding shares of Telkoor.

This transaction was made by Digital Power’s wholly-owned subsidiary, Digital Power Limited. As a result of the transaction, an existing manufacturing agreement between Digital Power and Telkoor will be updated and extended. In addition, subject to the approval of its board of directors, Telkoor intends to consider the appointment of Amos Kohn, President and CEO of Digital Power, to its board of directors, and intends to consider a policy for the payment of dividends to shareholders.

Commenting on the transaction, Amos Kohn, President and CEO of Digital Power Corporation said, ”We are pleased to report this acquisition of Telkoor’s shares. This transaction will tighten our existing business relationship and strengthen the synergy between the two companies. It also will secure Digital Power’s access to technologies and products that are developed by Telkoor. This transaction is the first step in Digital Power’s strategic collaboration plan as a leading provider of power solutions for our markets.”

About Digital Power Corporation

Headquartered in Fremont, Calif., Digital Power Corporation designs, manufactures and sells high-grade customized and off-the-shelf power system solutions. Its products are used in the most demanding telecom, industrial, medical and military applications where customers demand high density, high efficiency and ruggedized power solutions. Its wholly-owned subsidiary, Digital Power Limited, is based in Salisbury, UK.

About Telkoor Telecom Ltd.

Telkoor Telecom Ltd. (TASE: TLKR) designs, develops, manufactures, and sells high density power supply solutions for military and commercial applications. The company offers its custom designed products for electronic warfare systems, advance data links, missiles, rugged computer systems, fire control systems, radar, navigation systems, IFF systems, and other electronic defense systems. Telkoor Telecom Ltd. is based in Netanya, Israel.

Reader's contact:
Digital Power Corporation
41324 Christy St., Fremont, CA, 94538-3158
Guy Levy
Glevy@digipwr.com
1 866 344-7697

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